UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of incorporation or organization)	22-2370659 (I.R.S. Employer Identification Number)

804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey (Address of principal executive offices)	08054 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Stock, par value $0.01 per share	Name of each exchange on which each class is to be registered Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates:  000-22529

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-A/A (the "Amendment"), amends our Form 8-A, originally filed with the Securities and Exchange Commission (the "SEC"), on May 6, 1997 (the "Original Filing"). We are filing this Amendment to include our current Specimen Stock Certificate, which reflects minor changes by our transfer agent primarily due to the merger of our initial transfer agent. This Specimen Stock Certificate is included as Exhibit 4.1 to this Amendment and incorporated herein by reference. In addition, we are also amending Item 1 to correspond with disclosures being made in a Registration Statement on Form S-3 that is being filed immediately after this Form 8-A/A.

Item 1.  Description of Registrant's Securities to be Registered.

Common Stock

Our Board of Directors has the authority to issue up to 20,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote per share, to receive dividends when and if declared by our Board of Directors and to share ratably in the assets of the Company legally available for distribution to our stockholders in the event of liquidation. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are, and the shares to be sold hereby will be, upon issuance and payment therefor, duly authorized, fully paid and nonassessable. The holders of our common stock do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. All other matters, assuming a quorum is present and unless otherwise provided by law, shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote thereon. The issuance of common stock may have the effect of delaying, deferring or preventing a change of control of the Company. Our common stock is listed on the NASDAQ Capital Market under the symbol "INTT." The transfer agent and registrar for our common stock is Computershare Investor Services.

The rights, preferences and privileges of holders of our common stock will be subject to the rights of the holders of any series of our preferred stock that our Board of Directors may issue in the future. Under the terms of our certificate of incorporation, our Board of Directors has the authority, without further action by our stockholders and subject to the limits imposed by the Delaware General Corporation Law (the "DGCL"), to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, none of which are outstanding. Prior to the issuance of shares of any series of undesignated preferred stock, our Board of Directors will adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware. Subject to limitations prescribed by the DGCL, our certificate of incorporation and our bylaws, our Board of Directors is authorized to fix the number of shares constituting each series of our preferred stock and the voting rights, if any, the designations, preferences and relative, participating, optional or other special rights, and, qualifications, or restrictions of such series. Each series of our preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company.

Item 2. Exhibits
Exhibit Number	Description

3.1

Certificate of Incorporation. Copy of the Company's Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed on May 2, 1997.

3.2	Amended and Restated Bylaws. Copy of the Company's Amended and Restated Bylaws is incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on November 5, 2007.

4.1	Specimen Stock Certificate (filed herein).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

inTEST CORPORATION
(Registrant)

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   May 4, 2011

INDEX TO EXHIBITS
Exhibit Number	Description
3.1

Certificate of Incorporation. Copy of the Company's Certificate of Incorporation is incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed on May 2, 1997.

3.2	Amended and Restated Bylaws. Copy of the Company's Amended and Restated Bylaws is incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on November 5, 2007.

4.1	Specimen Stock Certificate (filed herein).